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                                                                      EXHIBIT 99


                              LIDAK PHARMACEUTICALS
                                  NEWS RELEASE

DATE:  JULY 17, 1997                         CONTACT:  LISA DAWN KATZ
                                                       DIRECTOR, CORPORATE
RELEASE DATE:  IMMEDIATE                               COMMUNICATIONS &
                                                         INVESTOR RELATIONS
                                                       LIDAK PHARMACEUTICALS
                                                       (619) 558-0364, EXT. 256

                                                       DAVID H. KATZ, M.D.
                                                       PRESIDENT/CEO
                                                       LIDAK PHARMACEUTICALS
                                                       (619) 450-1538

             LIDAK PHARMACEUTICALS RECEIVES NEW PATENT ALLOWANCE ON
                     HUMAN IMMUNE SYSTEM IN NON-HUMAN ANIMAL


      LA JOLLA, CALIFORNIA -- July 17, 1997 -- LIDAK Pharmaceuticals (NASDAQ
NNM: LDAKA) announced today that it had received notification of allowance from the U.S. Patent and Trademark Office for patent application #08/543,449 for Human Immune System in Non-Human Animal. This new patent is a continuation to patent #5,476,996 which issued in 1995 and is assigned to LIDAK. The original patent covered a strain of mouse known as C.B-17 scid/scid into which human peripheral blood leukocytes had been engrafted, thereby creating a model of the human immune system. The term scid is an acronym for Severe combined Immune Deficient. The new patent will extend coverage to other strains of scid/scid mice and production of human antibodies in these mice, including monoclonal antibodies, and provides protection from individuals using these experimental models without license.

      Mouse models covered by the LIDAK patents are useful in conducting immunological research and are particularly useful compared to primates for testing drugs against HIV (Human Immunodeficiency Virus). Mice prepared using the method in the patents can be readily infected with the human virus yet are more flexible and far less expensive than primate models. These mouse models are also useful for producing human antibodies. LIDAK makes non-exclusive licenses to the model available to interested parties. Southern Research Institute in Birmingham, Alabama conducts commercial testing for clients using the LIDAK model under license.

      Commenting on the announcement, David H. Katz, M.D., LIDAK's president and chief executive officer, stated, "This patent reflects many years of groundbreaking research in the development of novel animal models that can more accurately and inexpensively mimic the human immune system. The hu-PBL-SCID model continues to support scientific advancements in the treatment of human immune system diseases, particularly HIV and AIDS."

      LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders and cancer. LIDAK recently completed the patient enrollment and treatment portion of two Phase 3 clinical trials studying its proprietary drug, n-docosanol (LIDAKOL(R)) as a treatment for oral herpes. The studies were conducted on over six hundred patients at 22 clinical sites around the United States. The Company anticipates data availability during the summer of 1997, as previously reported.

                                      # # #

The information contained in this press release should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business, including risks and uncertainties related to drug development and clinical trials.